Exhibit 99.B(i)(17)

[DECHERT LLP LETTERHEAD]

September 11, 2008

ING Investors Trust

7337 E. Doubletree Ranch Road

Scottsdale, AZ  85258

Re:	Securities Act Registration No. 033-23512
Investment Company Act File No. 811-05629

Ladies and Gentlemen:

We have acted as counsel to ING Investors Trust (the “Trust”), a Massachusetts business trust, and its series, the ING American Funds World Allocation Portfolio, ING Oppenheimer Active Asset Allocation Portfolio and ING Van Kampen Global Tactical Asset Allocation Portfolio (the “Portfolios”), in connection with the Post-Effective Amendment No. 92 to the Registration Statement of the Trust (the “Registration Statement”) and have a general familiarity with each of the Portfolios’ business operations, practices and procedures.  You have asked for our opinion regarding the issuance of shares of beneficial interest by the Portfolios in connection with the registration of such shares on behalf of each of the Portfolios.

We have examined originals and certified copies, or copies otherwise identified to our satisfaction as being true copies, of various corporate records of each of the Portfolios and such other instruments, documents and records as we have deemed necessary in order to render this opinion.  We have assumed the genuineness of all signatures, the authenticity of all documents examined by us and the correctness of all statements of fact contained in those documents.

On the basis of the foregoing, it is our opinion that the shares of beneficial interest of each of the Portfolios, registered under the Securities Act of 1933, as amended (“1933 Act”) in the Registration Statement, when issued in accordance with the terms described in the Registration Statement as filed on or about September 11, 2008, will be duly and validly issued, fully paid and non-assessable by the applicable Portfolio.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act, and the rules and regulations thereunder.

Sincerely,

/s/ Dechert LLP